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                                                                    EXHIBIT 99.2


                            EQUISTAR CHEMICALS, LP
                         EQUISTAR FUNDING CORPORATION

                               FORM OF LETTER TO
                   THE DEPOSITORY TRUST COMPANY PARTICIPANTS
                                      for
                           Tender of All Outstanding

                         10 1/8% Senior Notes Due 2008
                          in exchange for registered
                         10 1/8% Senior Notes Due 2008

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The exchange offer will expire at 12:00 midnight, New York City time, on
_________ __, 2001, unless extended (the "Expiration Date"). Outstanding notes tendered in the exchange offer may be withdrawn at any time before 12:00 midnight, New York City time, on the Expiration Date.
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To The Depository Trust Company Participants:

     We are enclosing herewith the materials listed below relating to the offer by Equistar Chemicals, LP and Equistar Funding Corporation (the "Issuers") to exchange their 10 1/8% Senior Notes due 2008 ( the "New Notes"), the issuance of which has been registered under the Securities Act of 1933, as amended, for a like principal amount of their issued and outstanding 10 1/8% Senior Notes due 2008 (the "Outstanding Notes"), upon the terms and subject to the conditions described in the Issuers' prospectus dated _________ __, 2001 and the related letter of transmittal (the "Exchange Offer").


     We are enclosing copies of the following documents:

          1.   Prospectus dated _________ __, 2001,

          2. Letter of transmittal together with accompanying Substitute Form W-9 Guidelines,

          3.   Notice of Guaranteed Delivery, and

          4. Letter that may be sent to your clients for whose account you hold Outstanding Notes in your name or in the name of your nominee, with space provided for obtaining that client's instruction with regard to the Exchange Offer.

     We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 12:00 midnight, New York City time, on ___________ ____ __, 2001, unless extended.

     The Exchange Offer for Outstanding Notes is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered for exchange.

     Under the letter of transmittal, each holder of Outstanding Notes will represent to the Issuers that

          1. any New Notes received are being acquired in the ordinary course of business of the person receiving those New Notes,
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          2.   that person does not have an arrangement or understanding with any person or entity to participate in the distribution of the Outstanding Notes or the New Notes within the meaning of the Securities Act, and

          3. that person is not an "affiliate," as defined in Rule 405 of the Securities Act, of either of the Issuers or, if it is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

     In addition, each holder of Outstanding Notes will represent to the Issuers that

          1. if that person is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of New Notes, and

          2. if that person is a broker-dealer that will receive New Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, it will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The enclosed letter to clients contains an authorization by the beneficial owners of the Outstanding Notes for you to make the foregoing representations.

     The Issuers will not pay any fee or commission to any broker or dealer or to any other person other than the Exchange Agent, in connection with the solicitation of tenders of Outstanding Notes under the Exchange Offer. The Issuers will pay, or cause to be paid, any transfer taxes payable on the transfer of Outstanding Notes to it, except as otherwise provided in Instruction 7 of the enclosed letter of transmittal.

     Additional copies of the enclosed material may be obtained from us upon request.

                                    Very truly yours,

                                    Equistar Chemicals, LP